Exhibit 99.1
XO Holdings Reports Fourth Quarter and 2008 Financial Results
HERNDON, VA — March 16, 2009 — XO Holdings, Inc. (OTCBB: XOHO) today announced its fourth quarter and full year 2008 financial and operational results, reporting year-over-year growth in revenue, adjusted EBITDA and net income.
Total revenue for the fourth quarter of 2008 was $375.2 million, an increase of $11.5 million, or 3.2 percent, compared to the same period last year. Overall, total 2008 revenue was $1.478 billion, an increase of $48.9 million, or 3.4 percent, compared to 2007. The increase in revenue for both the fourth quarter and full year was driven by growth in Data and IP services, which is a strategic area of focus for the company as it transitions to profitable higher-growth services.
Adjusted EBITDA (a non-GAAP financial measure) was $34.4 million in the fourth quarter 2008, compared to $19.5 million in the same period last year, resulting from network optimization savings initiatives and lower selling, general & administrative expenses (SG&A). Adjusted EBITDA increased to $110.0 million for the full year 2008, compared to $106.7 million for 2007.
Net income for the fourth quarter 2008 was $21.5 million compared to a net loss of $55.1 million for the same period last year. For the full year 2008, the company had a net loss of $75.3 million compared to a net loss of $117.4 million in 2007. Net income for the fourth quarter and full year 2008 was impacted by an investment gain of $35.9 million related to the $57.4 million Allegiance cash settlement.
“We continue to deliver consistent growth in critical strategic areas for the company, especially in Data and IP — not only in the quarter but for the entire year,” said Carl J. Grivner, Chief Executive Officer of XO Holdings. “We believe that our customers clearly recognize the value of our network and our products.”
Fourth Quarter and Full Year 2008 Financial Results

($’s in millions)	Q4 2008	Q3 2008	Q4 2007	2008	2007
Revenue	$375.2	$373.9	$363.7	$1,477.6	$1,428.7
Adjusted EBITDA	$34.4	$43.3	$19.5	$110.0	$106.7
Adjusted EBITDA %	9%	12%	5%	7%	7%
Net Income (Loss)	$21.5	$(23.3)	$(55.1)	$(75.3)	$(117.4)
Capital Expenditures	$42.0	$56.5	$40.4	$217.0	$215.2

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the discussion below entitled “Non-GAAP Financial Measures.”

(2)	Adjusted EBITDA % is Adjusted EBITDA divided by revenue. See the discussion below entitled “Non-GAAP Financial Measures.”
Core Services
Revenues derived from core services such as high-speed Internet access, Ethernet, IP, private line and wavelength services continued to accelerate throughout the year, but were partially offset by traditional Legacy/TDM services. In the fourth quarter of 2008, Data and IP services generated $180.0 million in revenue, up 21.9 percent from the fourth quarter of 2007 and 3.8 percent from the third quarter of 2008. For the full year 2008, Data and IP services generated $670.6 million in revenue, up 26.5 percent from 2007.

Fourth Quarter and Full Year 2008 Service Revenue

						% Change
						Q4 2008	2008 -
($’s in millions)	Q4 2008	Q3 2008	Q4 2007	2008	2007	Q4 2007	2007
Core services
Data and IP	$180.0	$173.4	$147.7	$670.6	$530.3	21.9%	26.5%
Integrated/Voice	$71.6	$77.8	$84.3	$317.4	$337.3	-15.0%	-5.9%
Total core services	$251.6	$251.2	$232.0	$988.0	$867.6	8.5%	13.9%

Legacy/TDM services	$123.6	$122.7	$131.7	$489.6	$561.1	-6.2%	-12.8%
Total Revenue	$375.2	$373.9	$363.7	$1,477.6	$1,428.7	3.2%	3.4%

(a)	Data and IP Services, which is a subset of Core Services, includes services such as Collocation, Dedicated Internet Access, Ethernet, MTNS, Private Line, VPN, Carrier VoIP and Commercial VoIP services.

(b)	Integrated/Voice Services, which is a subset of Core Services, includes services such as integrated services and carrier voice services.

(c)	Legacy TDM/Other Services includes small business services, such as sub- T1 (i.e. dial, DSL), Web hosting, interactive voice response and XO One services.
2008 Network and Operations Highlights
In 2008, XO strengthened its position as one of the leading providers of advanced, high-capacity network services to businesses and carriers. The company completed several significant network upgrades, delivered key operational milestones and was recognized by numerous industry organizations for innovation and technological achievement.
During the fourth quarter of 2008, XO undertook a significant network expansion in response to customer demand for the company’s Data and IP services, with the first deployment of a long haul transport system capable of carrying 1.6 Terabits/second (Tbps). This particular expansion followed an initial national deployment of 400 Gigabits per second (Gbps) long-haul systems that was subsequently followed by multiple network capacity upgrades using 800 Gbps systems. XO also continued to deploy additional high-speed Provider Edge (PE) routers across its national IP MPLS network to provide a scalable platform for 1GE and 10GE ports for high speed Internet customers, as well as additional 10GE-capable peering routers to support substantially greater traffic exchange with other Internet backbones.
The company also continued its deployment of Ethernet over Copper technology in 75 major metropolitan markets, enabling XO to utilize metro copper loops to serve off-net businesses with Ethernet services at speeds from 10 to 88 Megabits/second (Mbps). At the same time, the company also demonstrated 100 Gigabits per second Ethernet (100GE) service over its long-haul transport network.
XO has one of the largest deployments of soft-switches in the industry, carrying over 20 billion minutes of Voice over Internet Protocol (VoIP) traffic per year. In addition, the company also achieved another significant milestone, having served 15,000 business VoIP customers in 2008.

“Our network provides an excellent platform to serve businesses and carriers with high-bandwidth applications,” said Grivner. “Despite the broad economic downturn in 2008, we continued to invest in our core network infrastructure as part of our long-term strategy. We believe that the economics of moving traffic over Data and IP networks are compelling and provide customers with a viable and cost-effective solution for even the most challenging business environment.”
XO’s industry leadership is further supported by the external recognition it received in 2008. The company was honored by:
•	Information Week as the top telecommunications provider and 27th overall business in the publication’s 2008 Information Week 500 ranking. The ranking identifies and honors the nation’s most innovative users of business technology.

•	Cisco, a worldwide leader in networking, as the “IP Innovator at the COMPTEL PLUS 2008 Spring Expo” for XO’s commitment to providing innovative converged voice and data services.

•	ATLANTIC-ACM, a leading industry research consultancy, as the “best-in-class” for its sales representatives, billing, voice product price and data product price.
2008 Financial Highlights
On July 25, 2008, XO completed a $780.0 million financing transaction in which the company issued and sold shares from two new series of preferred stock to affiliates of its Chairman. As a result of this financing, all of XO’s indebtedness for borrowed money (inclusive of accrued interest), amounting to approximately $395.0 million under its Credit Facility, as well as approximately $78.0 million under the Promissory Note, was fully retired. The company intends to use the remaining cash proceeds from the transaction, in the amount of $307.0 million (before deduction of transaction expenses), to fund its business plans, provide ongoing working capital for its business and pursue additional opportunities intended to create value for its shareholders.
In the first quarter of 2009, ACF Industries Holding Corp. agreed to extend the date on which XO Holdings would be required to redeem its shares of the company’s Class A Convertible Preferred Stock from January 15, 2010 to no later than April 15, 2010. ACF Industries Holding Corp. is an affiliate of Mr. Carl Icahn, the Chairman of the company’s board of directors, and holds approximately 77.4 percent of the outstanding shares of the Class A Convertible Preferred Stock.
2009 Outlook
Throughout 2009, XO will continue to implement its long-term business plan.
“In each of the last four years, we’ve generated more than $1.4 billion in revenue while executing our strategic long-term plan,” said Grivner. “In the last two years, we have invested more than $400.0 million to enhance and expand our infrastructure, which includes our long-haul, metro, Data and IP, and interconnection networks. As a result, our network footprint now reaches more than 40 percent of the addressable business market in the United States today, enabling XO to provide our customers with the most advanced set of services available.

About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO.OB) is the holding company of XO Communications, LLC (XOC) and Nextlink Wireless, Inc. (Nextlink).
XOC is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network and extensive local metro networks and broadband wireless facilities, XOC offers customers a broad range of managed voice, data and IP services in 75 metropolitan markets across the United States. For more information, visit www.xo.com.
Nextlink provides alternative access, backhaul and diverse network solutions and services for the carrier, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade broadband wireless solutions that scale to meet the demands of today’s converged world of communications — supporting next-generation mobile and wireline voice, data and video applications. For more information, visit www.nextlink.com.
XO, XOptions, XOptions Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries. Nextlink is a registered trademark of Nextlink Wireless, Inc. in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes and obtain future long-term financing. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Nextlink and XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, our ability to generate sufficient capital or to obtain additional financing on terms favorable to the company or at all. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.
Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenue:	$375,166	$363,695	$1,477,610	$1,428,665
Cost of service (Excludes depreciation and amortization expense) (1)	218,901	217,131	871,445	815,012
Selling , general and administrative (1)	122,085	127,599	497,616	508,901
Depreciation and amortization	48,713	60,066	189,228	206,953
Loss on write-down of assets	4,171	5,767	4,134	7,936

Total costs and expenses	393,870	410,563	1,562,423	1,538,802
Loss from operations	(18,704)	(46,868)	(84,813)	(110,137)
Investment gain (loss) and other income, net	30,489	(654)	19,187	20,863
Interest income (expense), net	4,680	(7,670)	(13,924)	(29,499)
Other non-operating income	2	103	257	2,205

Net income (loss) before income taxes	16,467	(55,089)	(79,293)	(116,568)
Income tax benefit (expense)	4,995	18	4,012	(787)

Net income (loss)	21,462	(55,071)	(75,281)	(117,355)
Preferred stock accretion	(19,316)	(3,648)	(41,794)	(14,269)

Net income (loss) allocable to common shareholders	$2,146	$(58,719)	$(117,075)	$(131,624)

Net income (loss) allocable to common shareholders per common share, basic and diluted	$0.01	$(0.32)	$(0.64)	$(0.72)

Weighted average shares, basic and diluted	182,075,035	182,075,035	182,075,035	182,048,182

Total adjusted EBITDA (2)	$34,439	$19,468	$109,994	$106,685

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$256,747	$108,075
Marketable and other securities	117,148	885
Accounts receivable, net	152,622	131,705
Other current assets	41,200	30,928
Property and equipment, net	724,404	720,396
Broadband wireless licenses and other intangibles, net	53,515	53,515
Other assets, net	30,348	44,622

Total assets	$1,375,984	$1,090,126

Accounts payable and other current liabilities	$314,903	$359,491
Long-term debt and accrued interest payable	—	377,213
Other long-term liabilities	84,930	74,798
Class A convertible preferred stock	259,948	244,811
Class B convertible preferred stock	573,795	—
Class C perpetual preferred stock	200,877	—
Total stockholders’ (deficit) equity	(58,469)	33,813

Total liabilities, preferred stock and stockholders’ (deficit) equity	$1,375,984	$1,090,126

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA(2)
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) before income taxes	$16,467	$(23,030)	$(55,089)	$(79,293)	$(116,568)
Depreciation and amortization	48,713	47,847	60,066	189,228	206,953
Loss on impairment/disposal of assets	4,171	796	5,767	4,134	7,936
Investment loss (gain) and other income, net	(30,489)	15,408	654	(19,187)	(20,863)
Interest income (expense), net	(4,680)	2,020	7,670	13,924	29,499
Other non-operating income	(2)	(4)	(103)	(257)	(2,205)

EBITDA	$34,180	$43,037	$18,965	$108,549	$104,752

Stock-based compensation	259	288	503	1,445	1,933

Adjusted EBITDA (2)	$34,439	$43,325	$19,468	$109,994	$106,685

(1) For the three and twelve months ended December 31, 2007, we recorded an immaterial error correction within selling, general, and administrative expense of $0.9 million and $1.7 million, respectively, pertaining to our underutilized lease liability.
(2) Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.
Media Contact
Courtney Harper/Cassidy Neveux/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722
Investor Contacts
Betsy Brod / Ron Vidal
MBS Value Partners (for XO Communications)
T: 212-750-5800